SOUTHWEST AIRLINES CO. Insider Trading Policy – Company Transactions July 31, 2025 Background Southwest Airlines Co., its subsidiaries, and its affiliates (collectively, “Southwest” or the “Company”) are subject to various restrictions, reporting requirements, and potential civil and criminal liabilities under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act of 1933, as amended, with respect to purchases or sales of, or other transactions in, the Company’s securities. This policy establishes rules intended to help protect Southwest’s reputation for integrity and ethical conduct. All Board members, Officers, and Employees should also adhere to the general prohibitions set forth in the Insider Trading Policy. Statement of Policy The Company will not engage in transactions in the Company’s equity securities (as defined in the Exchange Act), while aware of material nonpublic information relating to the Company or its securities, except for: • transactions with plan participants (or their permitted assignees) pursuant to an equity- based compensation plan of the Company; • transactions with holders of outstanding options, warrants, rights, convertible securities, or other derivative securities that are issued by the Company and that result from the holder’s exercise, conversion, or other election pursuant to the terms of the security or result from the Company’s exercise, notice of redemption or conversion, or other election made pursuant to the terms of the security; • transactions made pursuant to written plans for transacting in the Company’s securities that, at the time adopted, conform to all of the requirements of Exchange Act Rule 10b5-1 as then in effect; • transactions with counterparties who are at the time also aware of the material nonpublic information or who acknowledge, agree, or represent that they are aware that the Company may possess material nonpublic information but are not relying on the disclosure or omission to disclose to them of any such information; or • any other transaction expressly authorized by the Board of Directors, or any committee thereof, or by an appropriate member of senior management in consultation with the Chief Legal Officer (or equivalent).

2 Questions If you have any questions about this policy, please contact Southwest’s Chief Legal Officer (or equivalent). References in this policy to Southwest’s Chief Legal Officer (or equivalent) mean Southwest’s Chief Legal Officer (or equivalent) or the Chief Legal Officer’s (or equivalent’s) designee. This document states a policy of Southwest Airlines Co. and is not intended to be regarded as legal advice.